Exhibit 10.1


                     D A T A   L I C E N S E   A G R E E M E N T


     This DATA LICENSE AGREEMENT, effective as of 31 March, 2002 ("Effective Date"), is hereby made by and between LOGICAPITAL CORPORATION, a Colorado corporation, having principal offices at 90 Madison Street, Suite 707, Denver, Colorado 80206 ("Licensor") and JOHNSTONE SOFTMACHINE CORPORATION, a Colorado corporation, having principal offices at 109 Lispenard, New Rochelle, New York 10801 ("Licensee").

                                R E C I T A L S:

     A. Licensor is in the business of developing Licensed Technology, which is embodied in software for interactive computer-based applications.

     B. Licensor has developed a software application designed to analyze live stock market feed data and generate useful information for investors in real time, such as, for example, lists of the highest returning covered call options ("Profit EngineTM").

     C. Licensee desires to obtain a non-exclusive license to incorporate certain data generated by the Profit EngineTM on paid-subscription websites operated or subsequently operated by Licensee (the "Licensee Websites"), and Licensor desires to grant such license on the terms and conditions set forth below.

     For good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1. DEFINITIONS.

     1.1 "Output Data" means graphic or other computer files generated by the Profit EngineTM software that are capable of display on Internet website-based applications.

     1.2 "Licensed Product" means any Output Data published on a Licensee
Website.

     1.3 "Licensed Technology" means Licensor's proprietary Profit EngineTM software, technology and intellectual property including but not limited to copyrights, trademarks, servicemarks, trade secrets and other intellectual property rights related to Profit EngineTM. The Licensed Technology also includes any upgrades, new versions or releases, enhancements or updates to the Licensed Technology developed by Licensor.

2. OWNERSHIP; GRANT OF RIGHTS.

     2.1 Ownership. Licensor shall own all right, title, and interest in the Licensed Technology and Licensed Products and further shall own all right, title and interest in any modifications, improvements or enhancements to the Licensed Technology made or conceived by Licensee.

     2.2 License Grant. Licensor hereby grants Licensee a non-exclusive, world-wide, right and license, subject to the limitations contained herein, to use, reproduce and distribute directly to paid subscribers of Licensee Websites any Licensed Products generated by Licensor at Licensee's request. This license does not include any right of Licensee to use or adapt any written text appearing on any site operated by Licensor. Licensee shall not have the right to exclusive use of any Licensed Product.

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     2.3 Licensed Products. Licensor agrees to provide Licensee with the
Licensed Products in a mutually agreed upon electronic format. The Licensed Product data will be supplied on a real time basis over telephone or other electronic lines directly to the Licensee Websites.

     2.4 Term. This Agreement shall have a term of five (5) years from the date first above written. Licensee does not have any right to extend or renew this Agreement or the license herein granted. Each of the five years of the Term is considered a "contract year."

3. RESTRICTIONS ON LICENSEE.

     3.1 Sublicense Prohibited. Licensee shall not have the right under any circumstances to license or sublicense any rights hereunder to a third party for any purpose without the prior written consent of Licensor.

     3.2 No Delivery of Software or Code. In order to prevent reverse engineering or attempted duplication of the Profit EngineTM software, Licensor shall under no circumstances be required, nor may Licensor be compelled, to deliver to Licensee any of the source or object code of the Profit EngineTM software, nor any description of how the Profit EngineTM works, in whole or in part. This license comprehends only Licensee's right to use and sell, on Licensee Websites, Licensed Products generated by the Profit EngineTM based upon design and programming done by Licensor and does not include any right of Licensee to use, copy or examine the Profit EngineTM software itself.

     3.3 User Agreement Provision. The User Agreement for each subscriber who becomes a member of a Licensee Website employing Licensed Products and who has access to the Licensed Products shall contain a provision substantially similar to the one below:

            "The [specify Licensed Products ] appearing on this website is generated by and is the property of LogiCapital Corporation. The undersigned subscriber agrees that he, she or it has the right to use and will use the [ Licensed Products ] solely for his, her or its own personal or internal investment purposes and agrees not to resell or distribute any of the [ Licensed Products ] in any manner."

Licensee agrees to promptly notify Licensor in writing of any breach of the foregoing provision by one of its users of which it becomes aware, together with all details of the breach.

     3.4 No Reverse Engineering. Licensee acknowledges that it will learn certain facts about the Profit EngineTM as a result of the process of working with Licensor to design and generate Licensed Products. Licensee shall not use any information it gleans pursuant to this Agreement to reverse engineer the Licensed Technology or any part thereof.

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4. FEES AND PAYMENTS.

     4.1 Payment Terms.

     (a) Subject to the terms and conditions of this Agreement, Licensee shall pay Licensor the license fees in form of a royalty from the operation of Licensee Websites incorporating Licensed Products (the "Royalty"). The Royalty shall be in an amount equal to Twenty Percent (20%) of the gross revenue from all Licensee Website incorporating Licensed Products; provided, however, that in no case shall the Royalty payable be less than Twenty-Five Thousand Dollars (US$25,000.00) annually for every contract year of this Agreement (the "Minimum Royalty"). Licensee's failure to pay at least the Minimum Royalty for each contract year of this Agreement prior to the end of each contract year shall constitute a breach of this Agreement that is not curable.

     (b) Licensee shall be obligated to pay all license fees and royalties, if any, with respect to any third party proprietary rights and technologies which are required for the exercise of Licensee's rights under this Agreement.

     4.2 Consulting and Other Charges. Licensee agrees to pay Licensor in advance for all programming and engineering charges Licensor incurs in the development or modification of every Licensed Product. Licensee must further provide Licensor with the specifications of each Licensed Product desired (the data components; formulas, calculations or iterations required and their order; and the manner of intended presentation) before Licensor is obligated to commence development work thereon.

     4.2 Taxes. The amounts paid pursuant to this Agreement are not subject to sales and use tax. Licensee shall provide Licensor with satisfactory documentation (including but not limited to resale exemption or other certificates) supporting such status. Licensee shall be solely responsible for payment of any and all international, federal, state and local sales, use value-added and excise taxes, any other taxes or duties or any nature whatsoever assessed upon or with respect to the Licensed Products provided and licensed under this Agreement, or otherwise arising from this Agreement and the transactions contemplated hereby, except for items of tax based in whole or in part on Licensor's net income.

5. SUPPORT.

     5.1 Support Services. Licensee will provide all customer support for Licensed Websites incorporating Licensed Products. Licensor shall provide such development, engineering or other assistance as may be requested by Licensee. Upon the request of Licensee for such assistance, the parties shall execute the appropriate consulting or service agreement.

     5.2 Cooperation of Licensee. Licensee shall keep Licensor informed as to any problems encountered with the Licensed Products.

6. TRADEMARKS, TRADE NAMES

     6.1 Trademarks. Licensor hereby grants to Licensee for the term of this Agreement, the right and license to use the trademark "Profit EngineTM" in association with the Licensed Products, provided that Licensor is clearly identified as the owner of Profit EngineTM. It is understood and agreed that

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this license shall pertain only to the trademark "Profit EngineTM" as used in connection with the Licensed Products and does not extend to any other mark, product, or service.

     6.2 Ownership Notices. Each Licensee Website that includes Licensed Products shall prominently state (on the ABOUT US or similar page not more than one mouse click away from the website home page) that the Licensed Products were generated by and are the property of Licensor. Neither anything appearing on a Licensee Website, nor in any printed or other materials prepared, by Licensee shall be worded in such a manner as to state or imply that Licensee is the owner of the Profit EngineTM or of the Licensed Products. Licensee shall promptly notify Licensor in writing upon its discovery of any unauthorized use of the Licensed Products or infringement thereof which comes to Licensee's attention.

     6.3 "Powered By" Notice. In addition to other notices required by this Agreement, below each table or other presentation of Licensed Products on a Licensee Website, Licensee shall place the following legend using Licensor's corporate logo as from time to time specified by Licensor: "Powered by LogiCapital Corporation".

     6.4 Disclaimer Notice. Each Licensee Website that includes Licensed Products shall prominently state (on the DISCLAIMER or similar page not more than one mouse click away from the website home page) that Licensor does not directly or indirectly own any interest in or participate in the operation or management of the website, and nothing on the website shall state or imply to the contrary.

     6.5 Quality Control. Neither the presentation of any Licensed Product nor any text on a Licensee Website incorporating Licensed Products shall violate any law, rule or regulation, specifically including but not limited to any rules of the Federal Trade Commission or the Securities and Exchange Commission. Licensee may use the mark "Profit EngineTM" in Licensee's advertising and promotional media; provided (i) that Licensee conspicuously indicates in each such medium that such trademark is owned by Licensor and (ii) that, as requested by Licensor from time to time, Licensee submits all such media to Licensor for prior approval and follows reasonable trademark usage guidelines communicated by Licensor.

7. REPRESENTATIONS AND WARRANTIES.

     7.1 Licensor's Representations and Warranties. Licensor hereby warrants and represents to Licensee that Licensor has the full power to enter into this Agreement and to carry out its obligations under this Agreement. Otherwise,

     THE LICENSED PRODUCTS FURNISHED UNDER THIS AGREEMENT WILL BE PROVIDED ON AN "AS IS" BASIS, WITHOUT ANY WARRANTIES OR REPRESENTATIONS, EXPRESS, IMPLIED OR STATUTORY; INCLUDING, WITHOUT LIMITATION, ANY WARRANTIES OF QUALITY, PERFORMANCE, MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE. NOR ARE THERE ANY WARRANTIES CREATED BY A COURSE OF DEALING, COURSE OF PERFORMANCE OR TRADE USAGE. LICENSOR DOES NOT WARRANT THAT THE LICENSED PRODUCTS WILL MEET LICENSEE'S

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NEEDS OR BE FREE FROM ERRORS, NOR THAT THE PROVIDING OF THE LICENSED PRODUCTS
WILL BE UNINTERRUPTED. THE FOREGOING EXCLUSIONS AND DISCLAIMERS ARE AN ESSENTIAL PART OF THIS AGREEMENT AND FORMED THE BASIS FOR DETERMINING THE FEES CHARGED FOR THE LICENSED PRODUCTS.

     7.2 Representations and Warranties of Licensee. Licensee hereby warrants and represents to Licensor that Licensee has the full power to enter into this Agreement and to carry out its obligations under this Agreement.

8. INDEMNIFICATION.

     8.1 Indemnification by Licensor

     (a) Licensor shall defend, indemnify and hold harmless Licensee and its officers, directors, employees, shareholders, customers, agents, successors and assigns from and against any and all loss, damage, settlement or expense (including legal expenses), as incurred, resulting from, or arising out, of (i) any third party claim which alleges that the Licensed Technology or the use thereof in connection with the Licensed Product infringes upon, misappropriates or violates any United States patents, copyrights, or registered trademarks of persons, firms or entities who are not parties to this Agreement; or (ii) any breach of this Agreement by Licensor. As a condition to such defense and indemnification, Licensee will provide Licensor with prompt written notice of the claim and permit Licensor to control the defense, settlement, adjustment or compromise of any such claim. Licensee may employ counsel at its own expense to assist it with respect to any such claim; provided, however, that if such counsel is necessary because of a conflict of interest of either Licensor or its counsel or because Licensor does not assume control, Licensor will bear the expense of such counsel. Licensee shall have no authority to settle any claim on behalf of Licensor.

     (b) Licensor shall have no obligation under subsection (a) above to the extent any claim of infringement or misappropriation results from (i) use of a Licensed Product in combination with any other product, thing or data, or (ii) any claim that a Licensed Product itself (which has been designed by Licensee or is based upon any design technique, or specification of Licensee) as designed and used infringes or misappropriates any other person's property, if the infringement would not have occurred but for such combination or use. Licensor shall not be liable hereunder for enhanced or punitive damages which could have been avoided or reduced by actions within the control of Licensee.

     (c) THE FOREGOING PROVISIONS OF THIS SECTION 8.1 STATE THE ENTIRE LIABILITY AND OBLIGATIONS OF LICENSOR AND THE EXCLUSIVE REMEDY OF LICENSEE, WITH RESPECT TO ANY VIOLATION OR INFRINGEMENT OF ANY ALLEGED PATENT, COPYRIGHT, TRADEMARK OR OTHER INTELLECTUAL PROPERTY RIGHT IN THE LICENSED TECHNOLOGY OR ANY PART THEREOF.

     8.2 Indemnification by Licensee.

     (a) Licensee shall defend, indemnify and hold harmless Licensor and its officers, directors, employees, shareholders, customers, agents, successors and assigns from and against any and all loss, damage, settlement or expense (including legal expenses), as incurred, resulting from, or arising out of (i) any breach of this Agreement by Licensee; (ii) any third party claim which

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alleges that a Licensed Product infringes upon, misappropriates or violates any
United States patents, copyrights, or registered trademarks of persons, firms or entities who are not parties to this Agreement where such unlawful activity is completely independent of the Licensed Technology or is of a nature described in
Section 8.1(b); and (iii) any claim of product liability or investment losses in any way relating to a Licensed Product, (iv) any claim relating to negligence, misrepresentation, error or omission by Licensee, its representatives, distributors, or other resellers, or failure to pay required taxes due under this Agreement; (v) Licensee shall be responsible for any warranties it makes to end users beyond the scope of this Agreement; and (vi) for any levy made pursuant to any transaction under this Agreement in the nature of customs duties, value added tax (VAT), national sales tax, or any similar tariffs and fees.

     (b) As a condition to such defense and indemnification, Licensor will provide Licensee with prompt written notice of the claim and permit Licensee to control the defense, settlement, adjustment or compromise of any such claim. Licensor may employ counsel at its own expense to assist it with respect to any such claim; provided, however, that if such counsel is necessary because of a conflict of interest of either Licensee or its counsel or because Licensee does not assume control, Licensee will bear the expense of such counsel. Licensor shall have no authority to settle any claim on behalf of Licensee.

9. CONFIDENTIALITY.

     9.1 Agreement as to Confidential Information. Except as otherwise required by law, the parties shall treat the terms and conditions of this Agreement as Confidential Information. Each party shall obtain the other's consent prior to any publication, presentation, public announcement or press release concerning the existence or terms and conditions of this Agreement. However, Licensor need not obtain Licensee's consent prior to, nor notify Licensee of, filing of this Agreement with any federal or state agency if required by applicable law, rule or regulation, nor describing this Agreement in any disclosure document filed with any federal or state agency.

     9.2 Confidential information. "Confidential Information" means all information identified in written or oral format by the Disclosing Party as confidential, trade secret or proprietary information, and, if disclosed orally, summarized in written format within thirty (30) days of disclosure. "Disclosing Party" is the party disclosing Confidential Information. "Receiving Party" is the party receiving Confidential Information. The Receiving Party shall not disclose the Confidential Information to any third party other than persons in the direct employ of the Receiving Party who have a need to have access to and knowledge of the Confidential Information solely for the purpose authorized above. Each party shall take appropriate measures by instruction and agreement prior to disclosure to such employees to assure against unauthorized use or disclosure. The Receiving Party shall have no obligation with respect to information which (i) was rightfully in possession of or known to the Receiving Party without any obligation of confidentiality prior to receiving it from the Disclosing Party; (ii) is, or subsequently becomes, legally and publicly available without breach of this Agreement; (iii) is rightfully obtained by the

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Receiving Party from a source other than the Disclosing Party without any obligation of confidentiality; (iv) is disclosed by the Receiving Party under a valid order created by a court or government agency, provided that the Receiving Party provides prior written notice to the Disclosing Party of such obligation and the opportunity to oppose such disclosure. Upon written demand of the Disclosing Party, the Receiving Party shall cease using the Confidential Information and return the Confidential Information and all copies, notes or extracts thereof to the Disclosing Party within seven (7) days of receipt of notice. Confidential Information shall be held as confidential during the term hereof and for a period of two years after termination of this Agreement. Licensee acknowledges that the design and manner of operation of the Profit EngineTM is Confidential Information.

10. LIMITATION OF LIABILITY.

     EXCEPT AS PROVIDED UNDER SECTION 8 AND BREACH OF THE PARTIES' RESPECTIVE CONFIDENTIALITY OBLIGATION UNDER SECTION 9, UNDER NO CIRCUMSTANCES WILL EITHER PARTY BE LIABLE TO THE OTHER UNDER ANY CONTRACT, STRICT LIABILITY, NEGLIGENCE OR OTHER LEGAL OR EQUITABLE THEORY, FOR ANY INCIDENTAL OR CONSEQUENTIAL DAMAGES OR LOST PROFITS IN CONNECTION WITH THE SUBJECT MATTER OF THIS AGREEMENT.

11. TERMINATION.

     11.1 Termination for Cause. This Agreement may be terminated by either party for cause immediately upon the occurrence of and in accordance with the following:

     (a) Insolvency Event. Either may terminate this Agreement by delivering written notice to the other party upon the occurrence of any of the following events: (i) a receiver is appointed for either party or its property; (ii) either makes a general assignment for the benefit of its creditors; (iii) either party commences, or has commenced against it, proceedings under any bankruptcy, insolvency or debtor's relief law, which proceedings are not dismissed within sixty (60) days; or (iv) either party is liquidated or dissolved.

     (b) Default. Either party may terminate this Agreement effective upon written notice to the other if the other party violates any covenant, agreement, representation or warranty contained herein in any material respect or defaults or fails to perform any of its obligations or agreements hereunder in any material respect, which violation, default or failure is not cured within sixty
(60) days after notice thereof from the non-defaulting party stating its intention to terminate this Agreement by reason thereof.

     11.2 Survival; Support After Termination. Sections 8, 9 and 10 and shall survive termination or expiration of this Agreement for a period of five (5) years. Furthermore, in the event of any termination or expiration of this Agreement, no licenses shall be implied from this Agreement or the conduct of the parties with respect thereto.

     11.3 Return of Materials. Within thirty (30) days after the termination or expiration of this Agreement, Licensee will return all Documentation, Confidential Information and other materials delivered or furnished by Licensor to Licensee. Licensee will not make or retain any copies of any confidential

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items or information delivered to it. Effective upon the termination or expiration of this Agreement, Licensee will immediately cease all use or trademarks and trade names of Licensor as provided in Section 6.

12. MISCELLANEOUS.

     12..1 Force Majeure. Neither party shall be liable to the other for delays or failures in performance resulting from causes beyond the reasonable control of that party, including, but not limited to, acts of God, labor disputes or disturbances, material shortages or rationing, riots, acts of war, governmental regulations, communication or utility failures, or casualties.

     12..2 Compliance with Laws. Each party warrants that, to its knowledge, its compliance with the terms and conditions of this Agreement will not violate any Federal, state or local laws, regulations or ordinances now or hereafter enacted or any third party agreements.

     12..3 Relationship of Parties. The parties are independent contractors under this Agreement and no other relationship is intended, including a partnership, franchise, joint venture, agency, employer/employee, fiduciary, master/servant relationship, or other special relationship. Neither party shall act in a manner which expresses or implies a relationship other than that of independent contractor, nor bind the other party.

     12..4 No Third Party Beneficiaries. Unless otherwise expressly provided, no provisions of this Agreement are intended or shall be construed to confer upon or give to any person or entity other than Licensor and Licensee any rights, remedies or other benefits under or by reason of this Agreement.

     12..5 Equitable Relief. Each party acknowledges that a breach by the other party of any confidentiality or proprietary rights provision of this Agreement may cause the non-breaching party irreparable damage, for which the award of damages would not be adequate compensation. Consequently, the non-breaching party may institute an action to enjoin the breaching party from any and all acts in violation of those provisions, which remedy shall be cumulative and not exclusive, and the parties hereby each consent to the entry of an injunction by any court of competent jurisdiction enjoining any breach or threatened breach of those provisions, in addition to any other relief to which the non-breaching party may be entitled at law or in equity.

     12..6 Attorneys' Fees. In addition to any other relief awarded, the prevailing party in any action arising out of this Agreement shall be entitled to its attorneys' fees and costs.

     12..7 Notices. Any notice required or permitted to be given by either party under this Agreement shall be in writing and shall be personally delivered or sent by a reputable overnight courier service (e.g., Federal Express), or by first class mail (certified or registered), to the President of the other party. Notices will be deemed effective four (4) business days after mailing, postage

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prepaid, if mailed, or the next day if sent by overnight courier service.
Notices shall go to the addresses first above written, or to any other addresses subsequently provided in writing by a party.

     12..8 Assignment. Licensee may not assign its rights or delegate its obligations hereunder, either in whole or in part, whether by operation of law or otherwise, without the prior written consent of Licensor. Any attempted assignment or delegation without Licensor's written consent will be void. The rights and liabilities of the parties under this Agreement will bind and inure to the benefit of the parties' respective successors and permitted assigns. For purposes of this Section, a fifty percent (50%) or more change in control of Licensee's equity ownership shall constitute an assignment.

     12.9 Waiver and Modification. Failure by either party to enforce any provision of this Agreement will not be deemed a waiver of future enforcement of that or any other provision. Any waiver, amendment or other modification of any provision of this Agreement will be effective only if in writing and signed by the parties.

     12..10 Severability. If for any reason a court of competent jurisdiction finds any provision of this Agreement to be unenforceable, that provision of the Agreement will be enforced to the maximum extent permissible so as to effect the intent of the parties, and the remainder of this Agreement will continue in full force and effect.

     12..11 Controlling Law, Jurisdiction and Arbitration. This Agreement and any action related thereto shall be governed, controlled, interpreted and defined by and under the laws of the State of Colorado and the United States, without regard to the conflicts of laws provisions thereof. In the event a dispute of any kind or nature arises under this Agreement, any documents executed in connection with this Agreement, or any matters related to this Agreement, the parties shall, within ninety (90) days of the receipt by the other party of a demand for arbitration, select a mutually agreeable arbitrator and submit the dispute to such arbitrator for binding arbitration, through the nearest American Arbitration Association Regional Office, under the Commercial Arbitration Rules of the American Arbitration Association. If the parties are unable to agree upon an arbitrator, the arbitrator shall be appointed in accordance with the rules and procedures of the American Arbitration Association. The fees for the arbitration proceedings shall be forwarded by the party demanding arbitration. However, the arbitration fee shall be paid or reimbursed by the non-prevailing party, as determined by the arbitrator, who shall also award appropriate attorneys' fees and costs to the prevailing party. The parties hereto consent to the exclusive jurisdiction of the American Arbitration Association. Any arbitration shall take place in Denver County and any award may be enforced in the District Court of Colorado, Denver County, or the Federal District Court for the District of Colorado. The parties waive any objections they may have to the jurisdiction and venue for the enforcement of any award in such courts.

     12..12 Headings. Headings used in this Agreement are for ease of reference only and shall not be used to interpret any aspect of this Agreement.

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     12.13 Entire Agreement. This Agreement, including all exhibits which are incorporated herein by reference, constitutes the entire agreement between the parties with respect to the subject matter hereof, and supersedes and replaces all prior and contemporaneous understandings or agreements, written or oral, regarding such subject matter.

     12..14 Counterparts. This Agreement may be executed in two counterparts, each of which shall be an original and together which shall constitute one and the same instrument.

     12..15 Basis of Bargain. EACH PARTY RECOGNIZES AND AGREES THAT THE WARRANTY DISCLAIMERS AND LIABILITY AND REMEDY LIMITATIONS IN THIS AGREEMENT ARE MATERIAL BARGAINED FOR BASES OF THIS AGREEMENT AND THAT THEY HAVE BEEN TAKEN INTO ACCOUNT AND REFLECTED IN DETERMINING THE CONSIDERATION TO BE GIVEN BY EACH PARTY UNDER THIS AGREEMENT AND IN THE DECISION BY EACH PARTY TO ENTER INTO THIS AGREEMENT.

     IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

            LICENSOR:                                      LICENSEE:

LogiCapital Corporation                        Johnstone SoftMachine Corporation


By   /s/ John Brasher                          By /s/ Steven Bolton
     ------------------------------------         ------------------------------
         John Brasher, Pres.                          Steven Bolton, Pres.